CareView Communications, Inc. 8-K

Exhibit 10.1

December 31, 2017

Mr. Steve Johnson, President
CareView Communications, Inc.
405 State Highway 121 Suite B-240
Lewisville, TX 75067

Dear Mr. Johnson:

Effective immediately, please consider this letter my resignation as Chief Financial Officer, Treasurer and Secretary of CareView Communications, Inc., a Nevada company (the "Company"), and any other offices which I may hold with any of the Company's subsidiaries and LLCs. I am leaving to pursue other opportunities and my resignation is not the result of a disagreement with the Company or any matter relating to the Company's operations, financial statements, policies, or practices.

Sincerely,

/s/ Jon Freeman

Jon Freeman